Exhibit 99.1
Mistras Group Exceeds Profit Expectations for Third Consecutive Quarter and Raises Profit Guidance

•	Quarterly Earnings per Diluted Share of 12 cents More than Doubles Consensus Estimate

•	Adjusted EBITDA Margin Improved vs. prior year Q3 by 250 basis points; YTD by 240 basis points

•	Adjusted EBITDA Guidance Raised by $4 Million for Fiscal Year 2016

•	Operating Cash Flow Improved by over $21 Million (62%) Year-to-date
MISTRAS Group, Inc. April 6, 2016 4:01 PM

PRINCETON JUNCTION, N.J., April 6, 2016 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported record earnings for its third quarter and first nine months of fiscal year 2016, which ended February 29, 2016.

Revenues for the third quarter declined year-on-year by 1.7% to $160.4 million. Excluding the impact of dispositions and adverse foreign exchange, the Company’s third quarter revenue improved by 2%. Revenues for the first nine months of fiscal year 2016 were 0.3% below prior year, at $535 million, inclusive of a cumulative reduction of approximately $24 million, or 4.4%, from the impact of dispositions and adverse foreign exchange.

Net income for the third quarter was $3.6 million, or $0.12 per diluted share, compared with $1.8 million or $0.06 per diluted share in the prior year’s third quarter. Net income for the first nine months of fiscal year 2016 was $21.9 million, or $0.74 per diluted share, compared with $13.9 million or $0.47 per diluted share in the prior year’s first nine months. The Company’s year-to-date improvements of over 56% in both net income and earnings per diluted share established new performance records and were achieved despite flat revenues in a challenging market. Net income for the three and nine-month periods ended February 29, 2016 were favorably impacted by approximately $0.5 million, or $.02 per diluted share by discrete tax items.

Adjusted EBITDA was $15.3 million or 9.5% of revenues in the third quarter of fiscal year 2016, compared with $11.4 million, or 7.0% of revenues in the prior year’s third quarter. Adjusted EBITDA was $66.7 million, or 12.5% of revenues in the first nine months of fiscal year 2016, compared with $54.0 million, or 10.1% of revenues in the prior year’s first nine months.

Organic revenue growth for the third quarter increased year-on-year by low to mid-single digits in the Services and International segments, offset by a decline in the Products & Systems segment. Acquisition growth during the third quarter was immaterial. Revenue growth from both organic and prior-year acquisitions had low single digit year-to-date increases.

Gross profit margins improved to 26.7% in the third quarter of fiscal year 2016 from the prior year’s 23.7% and to 28.2% year-to-date compared with the prior year’s 26.0%. The third quarter year-on-year improvement was driven primarily by the

International segment, which improved by more than 800 basis points, and the Services segment, which improved by 200 basis points. Drivers included improved technical labor utilization, cost reductions, organic sales growth and an improved sales mix.

The Company’s operating margin, exclusive of acquisition-related items, improved to 3.5% for the third quarter compared with the prior year’s 1.4%, and to 7.0% for the first nine months of fiscal year 2016, compared with the prior year’s 4.2%.

Cash flow from operating activities improved to $55.8 million in the first nine months of fiscal year 2016, compared with $34.5 million in the prior year’s first nine months, driven by improved profitability and more efficient use of working capital, as days sales outstanding improved by approximately 3 days or 4% compared with the prior year’s first nine months. Net debt was approximately 1.0x Adjusted EBITDA, down from 1.7x at May 31, 2015.

Performance by segment was as follows:

Services segment operating income improved by $2.8 million or 39% over the prior year’s third quarter, while revenues grew by 1%, as low single digit organic growth coupled with a small amount of acquisition growth more than offset the adverse impact of a weaker Canadian dollar.

Services operating income improved by $8.1 million or 22% during the nine months year-to-date on a 2% revenue increase.

Services third quarter and year-to-date operating income margins improved over the comparable prior year periods by 210 basis points and 190 basis points, respectively. Services’ operating income margin improvements were primarily driven by improvements in its gross margins, which improved during the third quarter and nine months year-to-date by 200 basis points and 110 basis points, respectively. Drivers included improved technical labor utilization, sales mix, contract management and lower overhead costs.

International segment operating income grew by $2.5 million and swung to current year income from a prior year loss during the third quarter, even though revenues declined by 5%, as mid-single digit organic growth was more than offset by adverse foreign exchange and dispositions.

International operating income grew by $5.8 million during the nine months year-to-date, despite a revenue decline of 7%, as high single digit organic growth was more than offset by adverse foreign exchange and dispositions.

International gross margins improved to 29.0% for the third quarter and 30.0% year-to-date, compared with the prior year’s 20.9% for the third quarter and 24.3% year-to-date. Improvement has occurred in each of the Company’s four largest country locations, driven by prior year management changes and staffing actions that improved technical labor utilization, as well as improvements in sales mix and overhead costs.

Products and Systems segment revenues for the third quarter declined by 20% year-on-year, while operating income declined by 67%. For the first nine months, revenues improved by 3%, while operating income doubled, to $2.7 million.

Dr. Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, "Market conditions have been difficult for the last year. We have listened carefully to our customers and tailored our offerings and our cost structure accordingly. Our management team has responded to this challenge and we are working hard to streamline our processes throughout our company. In addition to improving profit margins in every country, we have improved our cash flow and paid down our debt almost by half over the last 15 months.”

Dr. Vahaviolos continued, “The Mistras value proposition has become even more resonant in these challenging times. Even though our revenue growth is less than we hoped, I am confident that we are gaining market share, and I am extremely pleased that we have exceeded our profit expectations despite the challenging market. Our entire team is committed to servicing our customers in the world-class fashion that they deserve, while at the same time generating healthy profits and cash flows that our shareholders can be proud of. ”

Outlook and Guidance for Remainder of Fiscal 2016

The Company previously established financial guidance as follows:

•	Revenues increasing from 0% to 2% from prior year, inclusive of a -3% impact from adverse foreign exchange and dispositions, to $710 million to $725 million.

•
Adjusted EBITDA of $72 million to $78 million, representing an increase from 1% to 9% above prior year levels. This guidance was increased three months ago to a range from $79 million to $83 million, or 10% to 15% above prior year levels.

The Company has updated its financial guidance as follows:

•
Revenue range narrowed to $710 million to $715 million. The Company expects to achieve low to mid-single digit organic revenue growth in its fourth quarter that will be mostly offset by adverse foreign exchange and dispositions.

•
Adjusted EBITDA range increased; now $84 million to $87 million or 17% to 21% higher than prior year. The Company expects Adjusted EBITDA may exceed 12% of revenues, compared with 10.1% in the prior year.

Conference Call

In connection with this release, Mistras will hold a conference call on Thursday, April 7, 2016 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 73868390 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K for fiscal year 2015 filed with the Securities and Exchange Commission on August 12, 2015, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. ("US GAAP"). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “EBITDA” and “Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net”, reconciling these measurements to financial measurements under US GAAP. The Company also uses the term "Adjusted EBITDA Margin", a non-GAAP measurement, which the Company defines as Adjusted EBITDA divided by Revenue. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	February 29, 2016	May 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$18,095	$10,555
Accounts receivable, net	128,605	133,228
Inventories	9,880	10,841
Deferred income taxes	4,738	5,144
Prepaid expenses and other current assets	13,263	11,698
Total current assets	174,581	171,466
Property, plant and equipment, net	75,665	79,256
Intangible assets, net	44,331	51,276
Goodwill	166,719	166,414
Deferred income taxes	804	1,208
Other assets	1,857	2,107
Total assets	$463,957	$471,727
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$10,240	$10,529
Accrued expenses and other current liabilities	53,184	55,914
Current portion of long-term debt	12,488	17,902
Current portion of capital lease obligations	6,864	8,646
Income taxes payable	2,126	532
Total current liabilities	84,902	93,523
Long-term debt, net of current portion	74,878	95,557
Obligations under capital leases, net of current portion	10,653	10,717
Deferred income taxes	19,150	16,984
Other long-term liabilities	7,482	9,934
Total liabilities	197,065	226,715
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized	290	287
Additional paid-in capital	212,013	208,064
Retained earnings	79,464	57,581
Accumulated other comprehensive loss	(24,991)	(21,113)
Total Mistras Group, Inc. stockholders’ equity	266,776	244,819
Noncontrolling interests	116	193
Total equity	266,892	245,012
Total liabilities and equity	$463,957	$471,727

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Nine months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015

Revenue	$160,355	$163,100	$534,994	$536,566
Cost of revenue	112,357	119,356	368,477	382,018
Depreciation	5,189	5,010	15,509	14,781
Gross profit	42,809	38,734	151,008	139,767
Selling, general and administrative expenses	33,747	32,758	103,591	105,158
Research and engineering	677	644	1,899	1,922
Depreciation and amortization	2,742	3,104	8,345	9,998
Acquisition-related (benefit), net	(115)	(1,642)	(1,086)	(3,037)
Income from operations	5,758	3,870	38,259	25,726
Interest expense	1,123	1,161	4,380	3,418
Income before provision for income taxes	4,635	2,709	33,879	22,308
Provision for income taxes	1,034	941	12,001	8,457
Net income	3,601	1,768	21,878	13,851
Less: net (income) loss attributable to noncontrolling interests, net of taxes	(8)	49	12	59
Net income attributable to Mistras Group, Inc.	$3,593	$1,817	$21,890	$13,910
Earnings per common share
Basic	$0.12	$0.06	$0.76	$0.49
Diluted	$0.12	$0.06	$0.74	$0.47
Weighted average common shares outstanding:
Basic	28,906	28,656	28,832	28,583
Diluted	29,899	29,529	29,760	29,559

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Nine months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Revenues
Services	$123,616	$121,845	$411,484	$404,651
International	31,801	33,554	107,085	114,610
Products and Systems	6,866	8,526	23,343	22,588
Corporate and eliminations	(1,928)	(825)	(6,918)	(5,283)
	$160,355	$163,100	$534,994	$536,566

	Three months ended		Nine months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Gross profit
Services	$30,256	$27,429	$107,943	$101,452
International	9,227	7,018	32,113	27,795
Products and Systems	3,202	4,211	10,957	10,203
Corporate and eliminations	124	76	(5)	317
	$42,809	$38,734	$151,008	$139,767

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to Segment and Total Company Income (Loss) from Operations (GAAP)
(in thousands)

	Three months ended		Nine months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Services:
Income from operations before acquisition-related expense (benefit), net	$9,857	$7,082	$43,478	$36,819
Acquisition-related expense (benefit), net	(214)	(175)	(807)	611
Income from operations	10,071	7,257	44,285	36,208
International:
Income from operations before acquisition-related expense (benefit), net	$1,156	$(2,438)	$6,488	$(896)
Acquisition-related expense (benefit), net	20	(1,123)	(437)	(2,059)
Income from operations	1,136	(1,315)	6,925	1,163
Products and Systems:
Income from operations before acquisition-related expense (benefit), net	$438	$1,346	$2,677	$1,330
Acquisition-related expense (benefit), net	—	—	—	—
Income from operations	438	1,346	2,677	1,330
Corporate and Eliminations:
Loss from operations before acquisition-related expense (benefit), net	$(5,808)	$(3,762)	$(15,470)	$(14,564)
Acquisition-related expense (benefit), net	79	(344)	158	(1,589)
Loss from operations	(5,887)	(3,418)	(15,628)	(12,975)
Total Company
Income from operations before acquisition-related expense (benefit), net	$5,643	$2,228	$37,173	$22,689
Acquisition-related expense (benefit), net	(115)	(1,642)	(1,086)	(3,037)
Income from operations	5,758	3,870	38,259	25,726

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Nine months ended
	February 29, 2016	February 28, 2015

Net cash provided by (used in):
Operating activities	$55,802	$34,516
Investing activities	(12,968)	(46,137)
Financing activities	(34,338)	17,067
Effect of exchange rate changes on cash	(956)	(2,081)
Net change in cash and cash equivalents	$7,540	$3,365

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended		Nine months ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015

Net income	$3,601	$1,768	$21,878	$13,851
Less: net (income) loss attributable to noncontrolling interests, net of taxes	(8)	49	12	59
Net income attributable to Mistras Group, Inc.	$3,593	$1,817	$21,890	$13,910
Interest expense	1,123	1,161	4,380	3,418
Provision for income taxes	1,034	941	12,001	8,457
Depreciation and amortization	7,931	8,114	23,854	24,779
EBITDA	$13,681	$12,033	$62,125	$50,564
Share-based compensation expense	1,770	599	4,997	4,856
Acquisition-related (benefit), net	(115)	(1,642)	(1,086)	(3,037)
Severance	54	160	293	401
Foreign exchange (gain) loss	(98)	247	357	1,213
Adjusted EBITDA	$15,292	$11,397	$66,686	$53,997